                                                                    Exhibit 4.13

                           SECOND AMENDED AND RESTATED
                          EQUITY CONTRIBUTION AGREEMENT

            This SECOND AMENDED AND RESTATED EQUITY CONTRIBUTION AGREEMENT, dated as of May 21, 1999 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms hereof, this "Agreement"), is among LSP BATESVILLE HOLDING, LLC (the "Equity Contributor"), LSP ENERGY LIMITED PARTNERSHIP, a Delaware limited partnership (the "Partnership") and THE BANK OF NEW YORK, as collateral agent (together with its successors in such capacity, the "Collateral Agent") for the Senior Secured Parties pursuant to the Second Amended and Restated Collateral Agency Agreement, dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, the "Collateral Agency Agreement"), among the Partnership, LSP Batesville Funding Corporation (the "Funding Corporation"), the Trustee, the VEPCO L/C Agent, the Collateral Agent, the Intercreditor Agent, the Administrative Agent and the other Senior Secured Parties from time to time party thereto.

                                    RECITALS

            A. The Partnership was formed for the purpose of developing, financing, constructing, owning and operating an approximately 837 MW (net) natural gas-fired combined cycle electric generation facility located in Batesville, Mississippi.

            B. The Equity Contributor owns, directly or indirectly, 100% of the limited and general partnership interests in the Partnership.

            C. Pursuant to the Tranche A Facility Credit Agreement, dated as of August 28, 1998 (the "Initial Credit Agreement"), among the Partnership, the banks and other financial institutions party thereto (the "Initial Banks") and Credit Suisse First Boston as agent for the Initial Banks, the Initial Banks agreed to provide loans (the "Initial Loans") to the Partnership to finance a portion of the development, construction and start-up of the Project.

            D. In connection with the execution of the Initial Credit Agreement and the related financing documents, and as a condition precedent to the Initial Banks providing the Initial Loans to the Partnership, the Equity Contributor executed the Equity Contribution Agreement, dated as of August 28, 1998 (the "Initial Equity Contribution Agreement"), in favor of the Partnership and IBJ Schroder Bank & Trust Company, as
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collateral agent, pursuant to which the Equity Contributor agreed to make cash equity contributions to the Partnership from time to time in accordance with the terms of the Initial Equity Contribution Agreement.

            E. Pursuant to the Amended and Restated Bank Facility Credit Agreement, dated as of December 15, 1998 (the "Supplemental Credit Agreement"), among the Partnership, the banks and other financial institutions party thereto (the "Supplemental Banks") and Credit Suisse First Boston as agent for the Supplemental Banks, (1) the Partnership, the Supplemental Banks and Credit Suisse First Boston amended and restated the Initial Credit Agreement in its entirety and (2) the Supple mental Banks agreed to provide loans (the "Supplemental Loans") to the Partnership to finance a portion of the development, construction and start-up of the Project.

            F. In connection with the execution of the Supplemental Credit Agreement and the related financing documents, and as a condition precedent to the Supplemental Banks providing the Supplemental Loans to the Partnership, the Equity Contributor executed the Amended and Restated Equity Contribution Agreement, dated as of the December 15, 1998 (the "Supplemental Equity Contribution Agreement"), in favor of the Partnership and Credit Suisse First Boston, as collateral agent, pursuant to which the Equity Contributor agreed to make cash equity contributions to the Partnership from time to time in accordance with the terms of the Supplemental Equity Contribution Agreement.

            G. The Partnership and the Funding Corporation have determined to issue (1) $150,000,000 aggregate principal amount of their 7.164% Series A Senior Secured Bonds due January 15, 2014 (the "Series A Bonds") and (2) $176,000,000 aggregate principal amount of their 8.160% Series B Senior Secured Bonds due July 15, 2025 (the "Series B Bonds" and, together with the Series A Bonds, the "Bonds") pursuant to the Trust Indenture, dated as of the date hereof (the "Indenture"), among the Partnership, the Funding Corporation and The Bank of New York, as trustee (the "Trustee").

            H. The Partnership and the Funding Corporation will use the net proceeds of the Bonds to (1) repay in full the Indebtedness outstanding under the Supplemental Credit Agreement and (2) pay a portion of the remaining Project Costs.

            I. In connection with the issuance and sale of the Bonds and the execution of the related Financing Documents, the Equity Contributor, the Partnership and


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

the Collateral Agent would like to amend and restate the Supplemental Equity Contribution Agreement in its entirety.

                                    AGREEMENT

            NOW THEREFORE, in consideration of the Senior Secured Parties entering into the Financing Documents and to induce the Holders to purchase the Bonds, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Supplemental Equity Contribution Agreement is hereby amended and restated in its entirety as follows:

            1. Definitions; Principles of Construction. (a) Unless otherwise defined herein, terms defined in the Indenture shall have such defined meanings when used herein.

            (b) The following terms shall have the following respective meanings:

            "Default Equity Contribution" shall mean any Equity Contribution made pursuant to Section 2(b)(i) or (ii).

            "Equity Contribution" shall mean a cash capital contribution or any other cash payment to the Partnership required to be made by the Equity Contributor to the Partnership in accordance with Section 2.

            "Equity Letter of Credit" shall mean an irrevocable letter of credit issued by a Qualified Letter of Credit Issuer, naming Cogentrix/Batesville as the account party and the Collateral Agent as beneficiary, which (a) shall be substantially in the form of Exhibit A hereto, (b) shall have a face amount equal to the Total Equity Amount and (c) shall expire on the date upon which the Equity Contributor has indefeasibly paid in full Equity Contributions in an aggregate amount equal to the Total Equity Amount pursuant to Section 2.

            "Equity Requisition Certificate" shall mean a certificate in the form of Exhibit B attached hereto.

            "Ordinary Equity Contribution" shall mean any Equity Contribution made pursuant to Section 2(a) or Section 2(b)(iii), (iv), (v), (vi) or (vii).


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            "Qualified Letter of Credit Issuer" shall mean a bank or other financial institution whose long-term unsecured debt is rated "A" or higher by S&P and "A2" or higher by Moody's.

            "Total Equity Amount" shall mean $54,000,000.

            (c) Unless otherwise expressly stated herein, the principles of construction set forth in the Indenture shall apply to this Agreement.

            2. Capital Contributions. (a) The Equity Contributor shall contribute or cause to be contributed to the Partnership from time to time, for the benefit of the Senior Secured Parties, an Equity Contribution on the date and in the amount specified in any Equity Requisition Certificate delivered by the Partnership to the Equity Contributor; provided, however, that the aggregate amount of such Equity Contribution, together with the amount of all previous Equity Contributions made pursuant to this Section 2(a), shall not exceed the Total Equity Amount.

            (b) The Equity Contributor shall contribute or cause to be contributed to the Partnership, for the benefit of the Senior Secured Parties, an Equity Contribution in an amount equal to the Total Equity Amount less the aggregate amount of all previous Equity Contributions, if any, made pursuant to
Section 2(a), on the earliest to occur of the following:

            (i)   the date on which an Event of Default shall have occurred;

            (ii) the date on which a Bankruptcy Event shall have occurred with respect to the Equity Contributor;

            (iii) the date on which all proceeds of the Bonds shall have been disbursed from the Construction Account to pay Project Costs in accordance with
Section 3.1 of the Common Agreement, if the Partnership has not requested an Equity Contribution in an amount necessary to pay all or a portion of the remaining Project Costs pursuant to Section 2(a) within forty-five (45) days after the date of the final disbursement of the proceeds of the Bonds from the Construction Account;

            (iv)  the Completion Date;

            (v)   the Date Certain;

            (vi) the date which is thirty (30) days after the date on which the issuer of the Equity Letter of Credit fails to be a Qualified Letter of Credit Issuer; provided that the Equity Contributor shall not be required to make an Equity Contribution pursuant to this clause (vi) if, during the thirty (30) day period after the date on which the issuer of the Equity Letter of Credit fails to be a Qualified Letter of Credit Issuer, the Equity Contributor shall provide the Collateral Agent with a replacement Equity Letter of Credit issued by a Qualified Letter of Credit Issuer; and

            (vii) the date which is thirty (30) days prior to the date of expiration of the Equity Letter of Credit; provided that the Equity Contributor shall not be required to make an Equity Contribution pursuant to this clause
(vii) if on or prior to such date the Equity Contributor shall have provided to the Collateral Agent a replacement Equity Letter of Credit issued by a Qualified Letter of Credit Issuer.

            3. Application of Funds.

            (a) Any Equity Contributions made pursuant to clause (a) or clause
(b)(iii), (iv), (v), (vi) or (vii) of Section 2 shall be paid directly to the Construction Account for application in accordance with Section 3.1 of the Common Agreement.

            (b) Any Equity Contributions made pursuant to clause (b)(i) or (ii) of Section 2 shall be paid directly to the Proceeds Account for application in accordance with Section 3.10 of the Common Agreement.

            4. Interest. Any amount which is not paid when due pursuant to
Section 2 shall bear interest at a rate equal to the Post Default Rate (calculated quarterly in arrears and based upon a 360 day year) until paid in full.

            5. Equity Letter of Credit. (a) On or before the Closing Date, the Equity Contributor shall deliver to the Collateral Agent an Equity Letter of Credit issued by a Qualified Letter of Credit Issuer in support of its obligations under this Agreement.

            (b) In the event that the Equity Contributor shall fail to make an Equity Contribution when due in accordance with Section 2, the Collateral Agent, upon receipt of notice from the Administrative Agent that such failure has occurred, shall make a demand


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for payment under the Equity Letter of Credit in the amount of such Equity
Contribution; provided that the Collateral Agent's failure to make such demand for payment under the Equity Letter of Credit shall not relieve the Equity Contributor of its obligations under this Agreement. Any payment made directly to the Collateral Agent under the Equity Letter of Credit shall be deemed to be an Equity Contribution under Section 2 and shall satisfy the obligation of the Equity Contributor to the Partnership and the Senior Secured Parties hereunder.

            (c) The Equity Contributor shall cause the Equity Letter of Credit (and all renewals, extensions and replacements thereof) to be outstanding until the date on which the Equity Contributor's obligations under this Agreement shall have been indefeasibly satisfied and performed in full.

            (d) Until the expiration date of the Equity Letter of Credit set forth in clause (c) immediately above, the Equity Contributor shall cause to be renewed, extended or replaced the Equity Letter of Credit (or any renewed, extended or replaced Equity Letter of Credit) within thirty (30) days prior to any expiration date thereof with a new, extended or replacement Equity Letter of Credit of like tenor with and substantially in the form of the original Equity Letter of Credit and other wise satisfying all requirements of the Financing Documents relating to the Equity Letter of Credit. Any such renewed, extended or replacement Equity Letter of Credit shall be issued by a Qualified Letter of Credit Issuer.

            6. Obligations Unconditional; Waivers. (a) The obligations of the Equity Contributor under Section 2 shall be absolute, unconditional and irrevocable under any and all circumstances, and shall be performed by the Equity Contributor regardless of:

                  (i) the existence of any indebtedness owing by the Partnership, any Partner or any Affiliate thereof to the Equity Contributor or of any setoff, abatement, counterclaim, recoupment, defense or other right or claim which the Equity Contributor may have against the Partnership, any Partner, any Affiliate thereof or any other Person;

                  (ii) the occurrence of a Bankruptcy Event of the Partner ship, any Partner, any Affiliate thereof or any other Person or the pendency against the Partnership, any Partner, any Affiliate thereof or any other Person of any case, suit or proceeding under the Bankruptcy Code;

                  (iii) the invalidity, irregularity or unenforceability of or any change in or amendment to, any Transaction Document, including, without limitation, the Partnership Agreement;

                  (iv) the institution or absence of any action to enforce any Transaction Document or the waiver or consent by the Equity Contributor or any Senior Secured Party with respect to the provisions thereof, the obtaining of any judgment against the Partnership, any Partner or any Affiliate thereof, or any action to enforce such judgment, or the inability to recover from the Partnership, any Partner or any Affiliate thereof because of any statue of limitations, laches or otherwise;

                  (v) the failure to complete or the destruction of the Project or any other circumstance which might otherwise constitute a legal or equitable discharge of or a defense to the Equity Contributor's undertakings hereunder; or

                  (vi) any other circumstances whatsoever which might otherwise constitute an excuse for nonperformance of the obligations of the Equity Contributor under Section 2, whether similar or dissimilar to any of the circumstances herein specified.

            (b) The obligation of the Equity Contributor to make or cause to be made an Equity Contribution as provided in Section 2 shall not be affected by any abatement, reduction, limitation, impairment, termination, setoff, defense, counter claim or recoupment whatsoever or any right to any thereof, and shall not be re leased, discharged or in any way affected by any reorganization, arrangement, compromise or plan affecting the Partnership, any Partner or any Affiliate thereof.

            (c) The Equity Contributor hereby unconditionally:

                  (i) waives notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any defaults by the Partnership, any Partner or any Affiliate thereof in the payment of any amounts due, diligence, protest, presentment, filing of claims with a court in connection with a Bankruptcy Event of the Partnership, any Partner or any Affiliate thereof, any right to require a proceeding first against the Partnership, any Partner or any Affiliate thereof or that the Partnership, any Partner or any Affiliate thereof be joined in any bankruptcy or similar proceeding, any marshalling of assets of the Partnership, any Partner or any Affiliate thereof, the Partnership's, any Partner's or any such Affiliate's providing security for the Financing Documents or any notice of default with respect thereto, or any other act or omission or thing or delay to do any other act or thing which might in any manner or to any extent vary the risk of the Equity Contributor or which might otherwise operate as a discharge to the Equity Contributor;

                  (ii) agrees that this Agreement shall remain in full force and effect without regard to, and shall not be affected or impaired by, any invalidity, irregularity or unenforceability in whole or in part of any of the Transaction Documents, including, without limitation, the Partnership Agreement, which may now or hereafter be caused or imposed in any manner whatsoever;

                  (iii) agrees that no failure or delay on the part of the Partnership or any Senior Secured Party or any other Person in exercising any right, power or privilege hereunder or under any other Transaction Document and no course of dealing between the Equity Contributor on the one hand, and the Partnership, any Partner, any Affiliate thereof or any Senior Secured Party, on the other hand, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder;

                  (iv) agrees that the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which the Partnership, any Partner, any Affiliate thereof or any Senior Secured Party would other wise have; and

                  (v) agrees that this Agreement shall be discharged only by complete performance and payment in full of the obligations contained herein and that the Equity Contributor shall have no right to withhold or set-off against any payments due for any reason.

            7. Bankruptcy. Unless and until all of the Senior Secured Obligations shall have been paid in full, the Equity Contributor agrees not to bring any proceeding or join with any creditor in bringing any proceeding against the Partnership under the Bankruptcy Code. If the Equity Contributor, in violation of the provisions set forth herein, shall commence, prosecute or participate in any suit, action or proceeding against the Partner-ship, the Collateral Agent may (but shall not be obligated to) intervene and interpose such defense or plea in its own name or in the name of the Partnership and may, in any event, have standing to restrain the enforcement of any right or remedy of the Equity Contributor, insofar as any such right or remedy is being exercised by the Equity Contributor against assets of the Partnership, in its own name or in the name of the Partnership, in the same suit, action or proceeding or in any independent suit, action or proceeding.

            8. Modification of Obligations. The Equity Contributor agrees that the Senior Secured Parties may, at any time and from time to time, without the consent of or notice to the Equity Contributor, without incurring responsibility to the Equity Contributor and without impairing or releasing any of the Senior Secured Parties' rights or any of the obligations of the Equity Contributor under this Agreement:

            (a) change the amount, manner, place or terms of payment or change or extend the time of payment or renew or alter the Senior Secured Obligations in any manner or enter into or amend in any manner any agreement relating to the Senior Secured Obligations;

            (b) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, any of the Senior Secured Obligations;

            (c) release anyone liable in any manner for payment or collection of the Senior Secured Obligations; and

            (d) exercise or refrain from exercising any rights against the Partnership or any other Person.

            9. Representations and Warranties: The Equity Contributor hereby represents and warrants that:

            (a) it is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and it is duly qualified and authorized to do business and is in good standing as a foreign limited liability company in each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified;

            (b) it has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and its execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part and do not require any approval or consent of any holder (or any trustee for or agent of any holder) of any indebtedness or other obligation of it or any other person or entity, other than approvals or consents which have previously been obtained and which are in full force and effect;

            (c) it has duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of it enforceable against it in accordance with its terms, except as enforceability may be limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally;

            (d) the execution and delivery by it and the performance by it of its obligations hereunder do not (i) conflict with its certificate of formation or operating agreement, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of its properties or assets pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which it is a party or by which it or any of its properties or assets is bound, except to the extent that such conflict, breach, default, creation or imposition would not reasonably be expected to materially and adversely affect its ability to perform its obligations under this Agreement, or (iii) conflict with any Applicable Laws, or any order, writ, injunction or decree of any court or Governmental Authority binding on it or its properties or assets, except to the extent such conflict would not reasonably be expected to materially and adversely affect its ability to perform its obligations under this Agreement;

            (e) no Governmental Approvals or other consents or approvals are required in connection with the execution, delivery and performance by it of this Agreement other than those which have previously been obtained and which are in full force and effect;

            (f) it is in compliance with all Applicable Laws except to the extent that the failure to comply therewith would not reasonably be expected to materially and adversely affect its ability to perform its obligations under this Agreement; and

            (g) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best of its knowledge, threatened against it or any of its properties, rights, revenues or assets which would reasonably be expected to materially and adversely affect its ability to perform its obligations under this Agreement.

            10. Expenses. The Equity Contributor shall pay to the Collateral Agent, on or prior to five (5) days after the Collateral Agent makes a demand for such payment, the amount of any and all reasonable expenses, including the reason able fees and expenses of its counsel, which the Collateral Agent may incur in connection with (a) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (b) the failure by the Equity Contributor to perform or observe any of the provisions hereof, together with interest thereon from the date when due at a rate per annum equal to the Post Default Rate applicable to the Series A Bonds. Any amount payable by the Equity Contributor pursuant to this Section 10 shall be payable as specified in the preceding sentence and shall constitute Senior Secured Obligations.

            11. Notices. Unless otherwise specifically herein provided, all notices required or permitted under the terms and provisions hereof shall be in writing and delivered personally, or by registered or certified first-class mail with postage prepaid, or made, given or furnished in writing by confirmed telecopy or facsimile transmission, or by prepaid courier service to the appropriate party as set forth below:

            Equity Contributor:  LSP Batesville Holding, LLC
                                 c/o LS Power Management, LLC
                                 Two Tower Center
                                 20th Floor East
                                 East Brunswick, NJ  08816
                                 Attn:  General Counsel
                                 Telephone No.: (732) 249-2403
                                 Telecopy No.:  (732) 249-7290

            Partnership:         LSP Energy Limited Partnership
                                 Two Tower Center
                                 20th Floor East
                                 East Brunswick, NJ  08816
                                 Attn:  General Counsel
                                 Telephone No.:  (732) 249-6750
                                 Telecopy No.:  (732) 249-7290


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

            Collateral Agent:    The Bank of New York
                                 101 Barclay Street
                                 Floor 21 West
                                 New York, New York 10286
                                 Attn:  Corporate Trust Trustee
                                 Administration
                                 Telephone No.:  (212) 815-5939
                                 Telecopy No.: (212) 815-5915

Any party may change its address by giving notice of such change in the manner set forth herein. Any notice given to a party by mail or by courier shall be deemed delivered upon receipt thereof (unless the party refuses to accept delivery, in which case the party shall be deemed to have accepted delivery upon presentation). Any notice given to a party by telecopy or facsimile transmission shall be deemed effective on the date it is actually sent to the intended recipient by confirmed telecopy or facsimile transmission to the telecopier number specified above.

            12. Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Collateral Agent hereunder or pursuant hereto is rescinded or must otherwise be restored or returned by the Collateral Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Equity Contributor, the Partnership, any Partner or any Affiliate thereof or upon the appointment of any intervenor or conservator of, or trustee or similar official for, the Equity Contributor, the Partner ship, any Partner or any Affiliate thereof, or any substantial part of the Equity Contributor's, the Partnership's, any Partner's or any such Affiliate's assets, or upon the entry of an order by any court avoiding the payment of such amount, or otherwise, all as though such payments had not been made.

            13. Amendments. No waiver, amendment, modification or termination of any provision of this Agreement, or consent to any departure by the Equity Contributor therefrom, shall in any event be effective without the prior written consent of the Collateral Agent, acting upon directions from (x) the Intercreditor Agent acting pursuant to the Intercreditor Agreement or (y) the Senior Secured Parties acting pursuant to Section 7.15 of the Intercreditor Agreement, or as otherwise expressly provided herein. Any such

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waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            14. Successors and Assigns. This Agreement shall be binding upon the Equity Contributor and its successors and assigns and shall inure to the benefit of the Partnership and the Collateral Agent and their respective successors and assigns. The Equity Contributor may not assign or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the Collateral Agent, acting upon directions from (x) the Intercreditor Agent acting pursuant to the Intercreditor Agreement or (y) the Senior Secured Parties acting pursuant to Section 7.15 of the Intercreditor Agreement, or as otherwise expressly provided herein.

            15. Survival. All agreements, statements, representations and warranties made by the Equity Contributor herein or in any certificate or other instrument delivered by the Equity Contributor or on its behalf under this Agreement shall be considered to have been relied upon by the Collateral Agent and the other Senior Secured Parties and shall survive the execution and delivery of this Agreement until the satisfaction in full by the Equity Contributor of its obligations hereunder.

            16. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

            17. Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            18. Severability. In case any provision contained in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            19. Governing Law. This Agreement shall be governed by the laws of the State of New York of the United States of America and shall for all purposes be governed by and construed in accordance with the laws of such state without regard to the conflict of law rules thereof other than Section 5-1401 of the New York General Obligations Law.

            20. Consent to Jurisdiction. Any legal action or proceeding by or against the Equity Contributor with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, the Equity Contributor accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts for legal proceedings arising out of or in connection with this Agreement and irrevocably consents to the appointment of CT Corporation System, with offices on the date hereof at 1633 Broadway, New York, New York 10019, as its agent to receive service of process in New York, New York. If for any reason such agent shall cease to be available to act as such, the Equity Contributor agrees to appoint a new agent on the terms and for the purposes of this provision. Nothing herein shall affect the right to serve process in any other manner permitted by law or any right to bring legal action or proceedings in any other competent jurisdiction. The Equity Contributor further agrees that the aforesaid courts of the State of New York and of the United States of America for the Southern District of New York shall have exclusive jurisdiction with respect to any claim or counterclaim of the Equity Contributor based upon the assertion that the rate of interest charged by or under this Agreement or under the other Financing Documents is usurious. The Equity Contributor hereby waives any right to stay or dismiss any action or proceeding under or in connection with the Project, this Agreement or any other Transaction Document brought before the foregoing courts on the basis of forum non-conveniens or improper venue.

            21. Waiver of Jury Trial. EACH OF THE EQUITY CONTRIBUTOR, THE PARTNERSHIP AND THE COLLATERAL AGENT HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

            22. Entire Agreement. This Agreement, together with any other agreement executed in connection herewith, is intended by the parties as a final expression of their agreement as to the matters covered hereby and is intended as a complete and exclusive statement of the terms and conditions thereof.

            23. Third Party Beneficiaries. The agreements of the parties hereto are intended to benefit the Senior Secured Parties and their respective successors and assigns.

            24. Consent. By its execution and delivery hereof, each of the Equity Contributor and the Partnership consents to the assignment of this Agreement to the Collateral Agent for the benefit of the Senior Secured Parties, and the grant to the Collateral Agent of a security interest in all of the Partnership's right, title and interest in and to this Agreement, pursuant to the Senior Security Documents. The Partnership and the Equity Contributor hereby agree that (a) pursuant to the exercise of remedies, the Collateral Agent or its designee or transferee may succeed to the rights, powers, privileges, interests and remedies of the Partnership, whether arising under this Agreement or by statute or in law or in equity or otherwise and (b) the Collateral Agent shall have the right to enforce directly the provisions hereof against each of the parties hereto. In addition to, and not in derogation of, the foregoing, the Collateral Agent may, in addition to proceeding in its name, or otherwise, proceed to protect and enforce the rights of the Partnership under this Agreement by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Agreement or otherwise. Each and every right of the Collateral Agent shall, to the extent permitted by law, be cumulative and shall be in addition to any right or remedy granted in any Financing Document or now or hereafter existing at law or in equity or by statute.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.


                                    LSP BATESVILLE HOLDING, LLC

                                    By: LS Power Management, LLC,
                                        its manager

                                    By: /s/ Frank Hardenbergh
                                        ---------------------
                                         Name: Frank Hardenbergh
                                         Title: Senior Vice President and
                                                Secretary


                                    LSP ENERGY LIMITED PARTNERSHIP

                                    By: LSP Energy, Inc.,
                                        its general partner

                                    By: /s/ Frank Hardenbergh
                                        ---------------------
                                         Name: Frank Hardenbergh
                                         Title: Senior Vice President and
                                                Secretary


                                    THE BANK OF NEW YORK,
                                    as the Collateral Agent

                                    By: /s/ Mary Beth Lewicki
                                        ---------------------
                                         Name: Mary Beth Lewicki
                                         Title: Assistant Vice President

Exhibit A to
Equity Contribution Agreement

                  FORM OF IRREVOCABLE STANDBY LETTER OF CREDIT

Beneficiary:
The Bank of New York,
as collateral agent (the "Collateral Agent")

Gentlemen:

We hereby establish for the account of Cogentrix/Batesville, LLC (the "Account Party") our Irrevocable Standby Letter of Credit No. __________ in favor of the Collateral Agent pursuant to the Second Amended and Restated Equity Contribution Agreement, dated as of May 21, 1999 (the "Equity Contribution Agreement"), among LSP Batesville Holding, LLC (the "Equity Contributor"), LSP Energy Limited Partnership (the "Partnership") and the Collateral Agent, in the aggregate amount of fifty-four million dollars ($54,000,000). Unless expressly stated other wise, capitalized terms used but not defined herein shall have the meanings given to such terms in the Equity Contribution Agreement (including terms incorporated therein from the Indenture (as defined below)).

The stated amount of this Letter of Credit shall be reduced by (i) drawings made hereunder and (ii) Equity Contributions made by the Equity Contributor pursuant to Section 2 of the Equity Contribution Agreement.

Funds under this Letter of Credit are available in whole or in part against your draft drawn at sight on us accompanied by the following document(s):

Your signed and dated statement as follows:

"The undersigned officer of the Collateral Agent hereby certifies that:

We hereby request a drawing in the amount of $__________ (the "Requested Drawing") and the Requested Drawing, together with all previous drawings hereunder and all Equity

Contributions made by the Equity Contributor pursuant to the Equity Contribution Agreement, does not exceed the stated amount of this Letter of Credit.

[Insert Option A, Option B, Option C, Option D, Option E, Option F, Option G and/or Option H].

Option A: "The Equity Contributor has failed to make an Equity Contribution to the Partnership in the amount of the Requested Drawing as requested in the Equity Requisition Certificate, dated ________ __, ____, submitted by the Partnership to the Equity Contributor."

Option B: "An Event of Default has occurred under the Trust Indenture, dated as of May 21, 1999 (the "Indenture"), among the Partnership, LSP Batesville Funding Corporation and The Bank of New York, as Trustee, and the Equity Contributor has failed to make an Equity Contribution as required by Section 2(b)(i) of the Equity Contribution Agreement."

Option C: "A Bankruptcy Event with respect to the Equity Contributor has occurred and the Equity Contributor has failed to make an Equity Contribution as required by Section 2(b)(ii) of the Equity Contribution Agreement."

Option D: "All proceeds of the Bonds were withdrawn from the Construction Account on ________ __, ____ and the Partnership has not submitted an Equity Requisition Certificate to the Equity Contributor within the time period specified in and as contemplated by Section 2(b)(iii) of the Equity Contribution Agreement, and the Equity Contributor has failed to make an Equity Contribution as required by Section 2(b)(iii) of the Equity Contribution Agreement."

Option E: "The Completion Date has occurred and the Equity Contributor has failed to make an Equity Contribution as required by Section 2(b)(iv) of the Equity Contribution Agreement."

Option F: "The Date Certain has occurred and the Equity Contributor has failed to make an Equity Contribution as required by Section 2(b)(v) of the Equity Contribution Agreement."

Option G: "The long-term unsecured debt of the Issuer of this Letter of Credit is not rated "A" or better by Standard & Poor's Ratings Group and "A2" or better by Moody's Investors Services, Inc. and a replacement Equity Letter of Credit, satisfactory in all respects to the Collateral Agent, from a Qualified Letter of Credit Issuer was not provided to the Collateral Agent within thirty (30) days after the loss of such rating, and the Equity Contributor has failed to make an Equity Contribution as required by Section 2(b)(vi) of the Equity Contribution Agreement."

Option H: "The Equity Contributor has failed to renew this Letter of Credit or replace this Letter of Credit with a replacement Equity Letter of Credit, satisfactory in all respects to the Collateral Agent, from a Qualified Letter of Credit Issuer, in either case within thirty (30) days prior to the expiration hereof, and the Equity Contributor has failed to make an Equity Contribution as required by Section 2(b)(vii) of the Equity Contribution Agreement."

Partial drawings under this Letter of Credit are permitted.

All banking charges are for the account of the Account Party.

Reference in this Letter of Credit to the Equity Contribution Agreement (as defined above) and the Indenture (as defined above) is for identification purposes only. Neither the Equity Contribution Agreement nor the Indenture is incorporated in or made a part of this Letter of Credit.

Our obligation under this Letter of Credit shall not be affected by any circumstance, claim or defense, real or personal, as to the enforceability of the Equity Contribution Agreement or any other document executed and delivered in connection therewith; it being understood that our obligation shall be that of a primary obligor and not that of a surety guarantor or accommodation maker.

Drafts and documents must be presented on or before _________ __, ____.

We hereby agree with the drawers, endorsers and bona fide holders of drafts drawn under and in compliance with the terms of this Letter of Credit that such drafts shall be duly honored on presentation and delivery of the documents specified at our office at _______________________.

This Letter of Credit sets forth in full the terms of our undertaking, and such under taking shall not in any way be modified, amended or amplified by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, ICC Publication No. 500 ("UCP"). Except to the extent applicable provisions of the UCP shall prevail, this Letter of Credit shall be governed by and construed in accordance with the laws of the United States of America and the State of New York, including the Uniform Commercial Code as in effect in the State of New York.

Sincerely,

                                                                    Exhibit B to
                                                   Equity Contribution Agreement

                     FORM OF EQUITY REQUISITION CERTIFICATE

                                     [DATE]

LSP Batesville Holding, LLC
c/o LS Power Management, LLC
Two Tower Center
20th Floor
East Brunswick, New Jersey 08816

Ladies and Gentlemen:

      This Equity Requisition Certificate is delivered to you pursuant to
Section 2(a) of that certain Second Amended and Restated Equity Contribution Agreement, dated as of May 21, 1999 (the "Equity Contribution Agreement"), by and among you (the "Equity Contributor"), the undersigned (the "Partnership") and The Bank of New York, in its capacity as Collateral Agent (the "Collateral Agent"). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Equity Contribution Agreement.

      The Partnership hereby certifies as follows:

            1. The aggregate amount of the Equity Contribution requested pursuant to this Equity Requisition Certificate and all Equity Contributions previously made by you pursuant to Section 2 of the Equity Contribution Agreement is $_______________; and

            2. The Total Equity Amount less the amount specified in clause (1) immediately above is $_______________.

      The Partnership hereby requests that the Equity Contributor make an Equity Contribution to the Partnership on the date and in the amount requested below (the "Requested Equity Contribution Amount"), which amount is to be paid to the Construction Account:

                  Date:           ___________________________

                  Amount:        $___________________________


                                         Very truly yours,

                                         LSP ENERGY LIMITED PARTNERSHIP

                                         By: LSP Energy, Inc.,
                                             its general partner


                                         By: _________________________________
                                             Name:
                                             Title:


                                       B-2